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                                                                   EXHIBIT 10.38

[SGX PHARMACEUTICALS LOGO]

December 13, 2005

                                                                    CONFIDENTIAL

Siegfried Reich, Ph.D.
311 Glenmont Drive
Solana Beach, CA  92075

Dear Siegfried:

I am pleased to offer you the position of Vice President, Drug Discovery with SGX Pharmaceuticals, Inc. reporting to Mike Grey, President & Chief Executive Officer. This position is categorized as full-time regular exempt. Following are the details of our offer.

      - The salary in this position is $275,000 on an annualized basis, or approximately $10,576.92 bi-weekly, subject to standard deductions and withholdings.

      - Subject to approval by the Board of Directors (the "Board"), you will receive an option to purchase 150,000 shares of the Company's common stock at a price per share equal to its fair market value as determined by the Board. The option will have a vesting commencement date of your first day of employment with the Company. Twenty five percent (25%) of the granted shares will vest on the first anniversary of the vesting commencement date. The remaining options vest ratably on a monthly basis thereafter until the fourth anniversary of the vesting commencement date. The offer of these shares is conditioned upon your acceptance of our offer of employment and subject to the terms and requirements of the Company's 2000 Equity Incentive Plan (the "Incentive Plan") and the Company's form of stock option agreement.

      - Subject to approval by the Board of Directors (the "Board"), on or about August 1, 2006, provided you are still an employee of the Company at such time, you will receive an option to purchase an additional 60,000 shares of the Company's common stock at a price per share equal to its fair market value as determined by the Board. The option will have a vesting commencement date of August 1, 2006. Twenty five percent (25%) of the granted shares will vest on the first anniversary of the vesting commencement date. The remaining options vest ratably on a monthly basis thereafter until the fourth anniversary of the vesting commencement date. The offer of these shares is conditioned upon your acceptance of our offer of employment and subject to the terms and requirements of the Company's Equity Incentive Plan then in effect (the "Effective Incentive Plan") and the Company's form of stock option agreement.

      - You are also eligible to participate in the Company's cash bonus program. In your position, you are eligible to earn a cash bonus in the range of 15% to 30% of your base salary based upon corporate and individual goal achievement. Employees hired in the fourth quarter of a calendar year are typically not eligible for bonus payments for that calendar year.

      - Included in the compensation package is a benefits plan that offers medical, dental, vision, life insurance, Accidental Death and Dismemberment (AD&D) insurance, long-term disability, short-term disability insurance; and a 401(k) plan. For full-time employees, vacation accrues on a pay period basis at the annual rate of 120 hours (three weeks). The vacation accrual increases by one day after each anniversary with the Company, up to a maximum of 20 days per year. The Company also provides employees with five days of sick time per year.

As a condition of your employment, you will be required to sign a copy of our Employment, Confidential Information and Invention Assignment Agreement, which is attached for your information. In addition, to conform with the

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[SGX PHARMACEUTICALS LOGO]

Immigration Reform and Control Act of 1986, please bring with you on your start date the original of one of the documents noted in List A on the I-9 form attached or one document from List B and one document from List C. If you do not have the originals of any of these documents, please call me immediately. Please do not complete or sign the I-9 until you begin employment. This offer is contingent upon your providing sufficient documentation to show proof of eligibility for employment in the United States.

It is the Company's policy to fully respect the proprietary and confidential information rights of your previous employers. You are not expected to disclose, nor are you allowed to use for the Company's purposes, any confidential or proprietary information you may have acquired as a result of previous employment.

Your employment with the company is not for a specified term, but may be terminated by you or the company at any time, with or without cause. If you are terminated without cause, you will be entitled to receive a severance payment equivalent to six (6) months of your base salary then in effect on the date of termination ("Severance Payment"), provided that you comply with all surviving provisions of this letter and the Employment, Confidential Information and Invention Assignment Agreement and execute a full general release, releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to you employment or termination of employment with the Company. The Severance Payment will be payable in accordance with SGX's regular payroll cycle, including continuation of your benefits in accordance with SGX's regular payroll deductions. The nature of your employment as set forth in this paragraph cannot be modified in any way except by written agreement signed by you and an officer of SGX Pharmaceuticals.

In the event of a Change of Control (as that term is defined below) the vesting of any outstanding stock options described above will be accelerated by 12 months. In the event your employment is terminated by the Company without cause within one year after a Change of Control, the vesting of your outstanding stock options described above will be accelerated by a further 12 months, provided that you comply with all surviving provisions of this letter and the Employment, Confidential Information and Invention Assignment Agreement and execute a full general release, releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to you employment or termination of employment with the Company. In the event of such termination all other obligations of the Company to you pursuant to this letter will become automatically terminated and completely extinguished.

A Change of Control means any one of the following occurrences:

      (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than a trustee or other fiduciary holding securities of SGX under an employee benefit plan of SGX, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (a) the outstanding shares of common stock of SGX or (b) the combined voting power of SGX' then-outstanding securities; or

      (ii) The sale or disposition of all or substantially all of SGX' assets (or any transaction having similar effect is consummated) other than to an entity of which SGX owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of SGX' financial hardship; or

      (iii) SGX is party to a merger or consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the attached copy of this offer letter as soon as possible, but within at least five days of receipt, to indicate your agreement with the terms of this offer. Once signed by you, this letter and the Employment, Confidential Information and Invention Assignment Agreement will constitute the complete agreement between you and SGX Pharmaceuticals, Inc. regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters. This letter may only be modified by a written agreement signed by you and an officer of SGX Pharmaceuticals, Inc. We hope you will join us February 1, 2006 or sooner. Please contact me if you have any questions.

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[SGX PHARMACEUTICALS LOGO]

I feel you will be able to make an immediate contribution to our efforts, and I think you will enjoy the rewards of working for an innovative, fast-paced organization.

Sincerely,

/s/ Mike Grey
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Mike Grey
President and Chief Executive Officer

Attachments:

      -     Copy of Offer Letter

      -     I-9

      -     Employment, Confidential Information And Invention Assignment
            Agreement


I accept the terms of employment as described in this offer letter and will start my employment on 2/1/06.



Signature: /s/ Siegfried Reich                       Date: 12/19/05
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